Exhibit 10.5.1

CHANGE-IN-CONTROL AGREEMENT

This CHANGE-IN-CONTROL AGREEMENT (“Agreement”) is entered into as of this 28th day of March, 2013, between and among Matthew C. Davis, its Executive Vice President and Chief Operating Officer (the “Executive”), Paragon Commercial Corporation, a North Carolina corporation, and Paragon Commercial Bank, a state-chartered commercial bank and wholly-owned subsidiary of Paragon Commercial Corporation (hereafter sometimes referred to collectively and individually as “Paragon”).

WHEREAS, the Executive is employed by Paragon Commercial Bank, a North Carolina-chartered bank and wholly owned subsidiary of Paragon Commercial Corporation, and the Executive has made and is expected to continue to make major contributions to the profitability, growth, and financial strength of Paragon and its subsidiaries,

WHEREAS, Paragon recognizes that, as is the case for most companies, the possibility of a Change in Control (as defined in Section 1(c) exists,

WHEREAS, Paragon desires to assure itself of the current and future continuity of management and desires to establish minimum severance benefits for certain of its officers, including the Executive, if a Change in Control occurs,

WHEREAS, Paragon wishes to ensure that officers and other key employees are not practically disabled from discharging their duties if a proposed or actual transaction involving a Change in Control arises,

WHEREAS, Paragon desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of Paragon and subsidiary, and

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of Paragon, is contemplated insofar as either of Paragon or any of its subsidiaries is concerned.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. CHANGE IN CONTROL COMBINED WITH EMPLOYMENT TERMINATION. (a) Termination of Executive Within One Year After a Change in Control. If a Change in Control occurs during the term of this Agreement and if either of the following occurs, the Executive shall be entitled to the severance benefits specified in Section 2 of this Agreement –

1)
Termination by Paragon: the Executive’s employment with Paragon is involuntarily terminated [(in a termination that is an involuntary separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986 ("Code")] within one year after a Change in Control, except for termination under Section 4 of this Agreement; or

2)
Termination by the Executive for Good Reason: the Executive has a separation from service within the meaning of Section 409A of the Code from Paragon for Good Reason (as defined in Section 3) within one year after a Change in Control.

If the Executive is removed from office or if his employment terminates (and if such removal or termination is a separation from service within the meaning of Section 409A of the Code) after discussions with a third party regarding a Change in Control commence, and if those discussions ultimately conclude with a Change in Control within one year after the Executive has such a separation from service, then for purposes of this Agreement the removal of the Executive or termination of his employment shall be deemed to have occurred within one year after a Change in Control.

(b) Definition of Change in Control. For purposes of this Agreement, “Change in Control” means any of the following events occur: (1) a “Person” or “Group” (as defined in or pursuant to sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but not including Paragon, Paragon Commercial Bank, Bank of Tennessee, BancTenn Corp., or any “employee benefit plan” (as defined in or pursuant to the Employee Retirement Income Security Act of 1974, 29 USC 1002(3))) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) or otherwise acquires control, directly or indirectly, of securities of Paragon or Paragon Commercial Bank representing 50% or more of the voting power of such entity’s then outstanding securities; (2) the acquisition by any Person or Group in any manner of the ability to elect or control the election of a majority of the directors of Paragon or Paragon Commercial Bank; (3) the merger of Paragon or Paragon Commercial Bank into any entity, the merger of any entity other than into Paragon or Paragon Commercial Bank, or the acquisition of assets by Paragon or Paragon Commercial Bank, in any such case with the result that the beneficial owners of Paragon’s or Paragon Commercial Bank’s outstanding securities immediately prior to such transaction do not beneficially own more than 60% of such entity’s outstanding securities after the consummation of such transaction; (4) the sale or other transfer of more than 50% of the assets of Paragon or Paragon Commercial Bank to any entity not controlled by Paragon or Paragon Commercial Bank; (5) the consummation of any transaction by Paragon or Paragon Commercial Bank resulting in (x) the majority of the board of directors of Paragon or Paragon Commercial Bank after the consummation of such transaction not being composed of Incumbent Directors, or (y) the beneficial owners of Paragon’s or Paragon Commercial Bank’s outstanding securities immediately prior to the consummation of such transaction not beneficially owning more than 60% of Paragon’s or Paragon Commercial Bank’s outstanding securities after such transaction; or (6) the occurrence of any other event or circumstance which is not described in the foregoing provisions of this Section 1(b) but which Paragon’s board of directors determines affects control of Paragon or Paragon Commercial Bank and constitutes a Change in Control for purposes of this Agreement. The term “Incumbent Director” shall mean any director who as of the date of this Agreement was a member of the Paragon’s board of directors, or any individual becoming a member of the board subsequent to the date of this Agreement whose election by Paragon’s stockholders was recommended by at least two-thirds (2/3) of the then Incumbent Directors on the board.

Notwithstanding the foregoing, a Change in Control shall not include (x) any transaction to which Executive consents in a writing, or (y) any transaction or series of transactions associated with the election by Paragon to be taxed as an S corporation under the Internal Revenue Code of 1986.

2. SEVERANCE BENEFITS. The severance benefits to which the Executive is entitled under Section 1 are –

(a) Payment: Paragon shall make payment to the Executive in an amount equal to 2.0 times the Executive’s annual compensation. Such payment shall be made in eighteen (18) equal monthly installments, beginning on the 10th day of the first month following the date after the Executive’s employment terminates. If the Executive terminates employment for Good Reason, the date of termination shall be the date specified by the Executive in his notice of termination.

For purposes of this Agreement, annual compensation means (a) the Executive’s annual base salary when the Change in Control occurs or when the Executive’s termination of employment occurs, whichever amount is greater, plus (b) any bonuses or incentive compensation earned for the calendar year immediately before the year in which the Change in Control occurred or immediately before the year in which termination of employment occurred, whichever amount is greater, regardless of when the bonus or incentive compensation is or was paid. Paragon recognizes that the bonus and incentive compensation earned by the Executive for a particular year’s service might be paid in the year after the calendar year in which the bonus or incentive compensation is earned. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value.

Each installment payment due under this paragraph (a) of this Section shall be considered a separate payment for purposes of Section 409A of the Code.

(b) Benefit Plans: Paragon shall pay an additional cash bonus to the Executive in an amount equal to any contribution that would have been made under any Paragon 401(k) plan, retirement plan, or profit-sharing plan had the Executive’s employment not terminated before the end of the plan year. Payment shall be made as soon as the amount of the bonus can be reasonably determined, but in no event no later than the end of the plan year following the plan year in which the Executive terminates employment.

(c) Insurance Coverage: Paragon shall cause to be continued life, health, and disability insurance coverage substantially identical to the coverage maintained for the Executive, his spouse, and dependent children before his termination. The insurance coverage shall cease when the Executive becomes employed by another employer or 12 months after the Executive’s termination, whichever occurs first. To the extent that such life, health, and disability insurance coverage by its terms disallows coverage of the Executive, Paragon shall arrange for alternative coverage for the period, which may include at Paragon’s discretion payment of the Executive’s COBRA or other continuation premiums under the health plan. At the end of the period, the Executive shall have the option to continue health insurance coverage at his own expense for a period not less than the number of months by which the Consolidated Omnibus Budget Reconciliation Act (COBRA) continuation period exceeds the period of coverage under this paragraph.

(d) Restrictions on Payments to Certain Executives. Notwithstanding the preceding paragraphs of this Section, if the Executive is a specified employee within the meaning of Section 409A of the Code, payments due under this Section may be delayed in accordance with Section 17 of the Agreement.

3. GOOD REASON. For purposes of this Agreement, “Good Reason” means the occurrence of any of the events or conditions without the Executive’s written consent –

(a) Reduction in Base Salary: material reduction in the Executive’s base salary, or

(b) Reduced or Discontinued Participation in Bonus, Incentive, Compensation, and Other Plans: material reduction of the Executive’s bonus, incentive, and other compensation award opportunities under Paragon’s or Subsidiary’s benefit plans, unless a company-wide reduction of all officers’ award opportunities occurs simultaneously, or termination of the Executive’s participation in any officer or employee benefit plan maintained by Paragon or Subsidiary, unless the plan is terminated because changes in law or loss of tax deductibility to Paragon with respect to contributions to such plans, or unless the plan is terminated as a matter of policy applied equally to all participants, or

(c) Reduced Responsibilities or Status: assignment to the Executive of duties or responsibilities that are a reduction in the Executive’s duties and/or responsibilities immediately before the Change in Control, or any other action by Paragon or its successor that results in a material reduction or material adverse change in the Executive’s position, authority, duties or responsibilities, or failure to nominate the Executive as a director of Paragon if the Executive shall have been a director immediately before the Change in Control, or

(d) Failure to Obtain Assumption Agreement: failure to obtain an assumption of Paragon’s obligations under this Agreement by any successor to Paragon, regardless of whether such entity becomes a successor to Paragon as a result of a merger, consolidation, sale of assets, or other form of reorganization, or

(e) Relocation of the Executive: relocation of Paragon’s principal executive offices, or requiring the Executive to change his principal work location, to any location that is more than 25 miles from the location of Paragon’s principal executive offices on the date of this Agreement.

(f) Notice Requirement and Opportunity to Remedy. However, “Good Reason” will not exist unless the Executive notifies Paragon (or successor if applicable) of the existence of the Good Reason event or condition described above within ninety (90) days of the occurrence of the event or condition, and unless Paragon or successor after such notification fails to remedy the event or condition within thirty (30) days of notice.

4. TERMINATION FOR WHICH NO SEVERANCE BENEFITS ARE PAYABLE. (a) No Severance for Termination for Cause. Anything in this Agreement to the contrary notwithstanding, under no circumstance shall the Executive be entitled to severance benefits if his employment terminates for Cause. For purposes of this Agreement, “Cause” means the Executive shall have committed any of the following acts:

1)
Fraud, Embezzlement, Theft or Other Crime: an act of fraud, embezzlement, or theft in connection with his duties or in the course of his employment with Paragon or a Subsidiary; or conviction of the Executive for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive, or

2)
Negligence and Other Actions: gross negligence, insubordination, disloyalty, or dishonesty in the performance of his duties as an officer of Paragon or Subsidiary; willful or reckless failure by the Executive to adhere to Paragon’s or Subsidiary’s written policies, including but not limited to Paragon’s or Paragon Commercial Bank’s Personnel Policy; intentional wrongful damage by the Executive to the business or property of Paragon, including without limitation its reputation, which in Paragon’s sole judgment causes material harm to Paragon; breach by the Executive of his fiduciary duties to Paragon and its stockholders or misconduct involving dishonesty, in either case whether in his capacity as an officer or as a director of Paragon or Subsidiary;

3)
Removal: removal of the Executive from office or permanent prohibition of the Executive from participating in Paragon Commercial Bank’s affairs by the North Carolina Commissioner of Banks or by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12

U.S.C. 1818(e)(4) or (g)(1), or

Definition of “Intentional”: For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of Paragon. Any act or failure to act based upon authority granted by resolutions duly adopted by the board of directors or based upon the advice of counsel for Paragon shall be conclusively presumed to be in good faith and in the best interests of Paragon.

(b) No Severance for the Executive’s Death or Disability. Anything in this Agreement to the contrary notwithstanding, under no circumstance shall the Executive be entitled to severance benefits under this Agreement if –

1) Death: the Executive dies while actively employed by Paragon or a Subsidiary, or

2) Disability: the Executive becomes totally disabled while actively employed by Paragon or a Subsidiary. For purposes of this Agreement, the term “totally disabled” means that because of injury or sickness, the Executive is unable to perform his duties. The benefits, if any, payable to the Executive or his beneficiaries or estate relating to his death or disability shall be determined solely by such benefit plans or arrangements as Paragon or Subsidiary may have with the Executive relating to death or disability, and not by this Agreement.

(c) No Severance in event of Resignation. Anything in this agreement to the contrary notwithstanding, under no circumstances shall the Executive be entitled to severance benefits under this Agreement if the Executive voluntarily resigns from employment for reasons other than Good Reason as described above.

5. TERM OF AGREEMENT. The initial term of this Agreement shall be for a period of one year and three months, commencing January 1, 2013 and concluding on March 31, 2014, which shall be the anniversary date. On March 31, 2014, and on each anniversary thereafter, this Agreement shall be extended automatically for one additional year unless Paragon’s board of directors gives notice to the Executive in writing before the anniversary that the term of this Agreement will not be extended. If the board of directors determines not to extend the term, it shall promptly notify the Executive. References herein to the term of this Agreement mean the initial term and extensions of the initial term. If the board of directors decides not to extend the term of this Agreement, this Agreement shall nevertheless remain in force until its term expires. The board’s decision not to extend the term of this Agreement shall not – by itself – give the Executive any rights under this Agreement to claim an adverse change in his position, compensation or circumstances or otherwise to claim entitlement to severance benefits under this Agreement.

6. THIS AGREEMENT IS NOT AN EMPLOYMENT CONTRACT. The parties hereto acknowledge and agree that this Agreement is not a management or employment agreement. Nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by Paragon or any Subsidiary or successor of Paragon, nor shall it give Paragon any rights or impose any obligations for the continued performance of duties by the Executive for Paragon or any Subsidiary or successor of Paragon, except as set forth herein.

7. WITHHOLDING OF TAXES. Paragon may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

8. SUCCESSORS AND ASSIGNS. (a) This Agreement Is Binding on Paragon’s Successors. This Agreement is binding upon Paragon and any successor to Paragon, including any persons acquiring directly or indirectly all or substantially all of the business or assets of Paragon by purchase, merger, consolidation, reorganization, or otherwise. Any such successor shall thereafter be deemed to be “Paragon” for purposes of this Agreement. But this Agreement and Paragon’s obligations under this Agreement are not otherwise assignable, transferable or delegable by Paragon. By agreement in form and substance satisfactory to the Executive, Paragon shall require any successor to all or substantially all of the business or assets of Paragon expressly to assume and agree to perform this Agreement in the same manner and to the same extent Paragon would be required to perform if no such succession had occurred.

(b) This Agreement Is Enforceable by the Executive and His Heirs. This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes and legatees.

(c) This Agreement Is Personal in Nature and Is Not Assignable. This Agreement is personal in nature. Without written consent of the other party, neither party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided in this Section 8. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8, Paragon shall have no liability to pay any amount to the assignee or transferee.

9. NOTICES. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of Paragon at the time of the delivery of the notice, and properly addressed to Paragon if addressed to Paragon Commercial Corporation, 3535 Glenwood Avenue, Raleigh, North Carolina 27612 Attention: President & CEO.

10. CAPTIONS AND COUNTERPARTS. The headings and subheadings used in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

11. AMENDMENTS AND WAIVERS. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing or writings signed by the Executive and by Paragon. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

12. SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent necessary to make it valid and enforceable.

13. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of North Carolina, without giving effect to the principles of conflict of laws of such state or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of North Carolina. By entering into this Agreement, the Executive acknowledges that he is subject to the jurisdiction of both the federal and state courts in the State of North Carolina. Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in the Wake County, North Carolina, or in the federal court having jurisdiction in Raleigh, North Carolina. The Executive expressly waives his rights to have any such actions or proceedings brought or tried elsewhere.

14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Paragon and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth.

15. LEGAL FEES. (a) The Executive May Enforce this Agreement Through Legal Action. Paragon irrevocably authorizes the Executive to retain from time to time counsel of Executive’s choice to advise and represent him in the interpretation, enforcement or defense of the parties’ rights and responsibilities under this Agreement, if after a Change in Control occurs –

1)	the Executive concludes that Paragon has failed to comply with any of its obligations under this Agreement, or

2)
if Paragon or any or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive under this Agreement, including without limitation the initiation or defense of any litigation or other legal action, whether by or against Paragon or any director, officer, stockholder or other person affiliated with Paragon, in any jurisdiction.

(b) Fees and Expenses Will Be Paid by Paragon. Paragon desires that the Executive not be required to incur legal fees and the related costs and expenses associated with the interpretation, enforcement, or defense of Executive’s rights under this Agreement by litigation or otherwise, because the amounts thereof would substantially detract from the benefits intended to be extended to the Executive under this Agreement. Therefore, if the Executive retains counsel under the circumstances described in Section 15 (a), or if litigation or other legal action ensues associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement, and Executive prevails in whole or in part in such litigation or other legal action, Paragon hereby agrees to pay and be solely financially responsible for any and all attorneys’ and related fees, costs and expenses incurred by the Executive in the litigation or other legal action, up to an aggregate amount of $ 50,000 under this Agreement and under any other agreement to which the Executive and Paragon or Paragon Commercial Bank are or may hereafter be parties that provides for payment or reimbursement of the Executive’s legal fees and expenses. The fees and expenses of counsel selected by the Executive shall be paid or reimbursed to the Executive by Paragon on a regular, periodic basis, upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with counsel’s customary practices, subject to reimbursement by the Executive to Paragon or Paragon Commercial Bank if the Executive does not prevail in whole or in part in litigation or other legal action, or if the Executive does not engage in any litigation or other legal action within one year of the Executive’s termination of employment. Anything herein to the contrary notwithstanding, nothing in this Agreement authorizes Paragon to pay or the Executive to demand payment of fees, costs and expenses if and to the extent payment of fees, costs and expenses constitutes a “prohibited indemnification payment” within the meaning of Federal Deposit Insurance Corporation Rule 359.1(l)(1) [12 CFR 359.1(l)(1)].

(c) The Executive May Choose Paragon’s Counsel. Notwithstanding any existing or previous attorney-client relationship between Paragon and any counsel chosen by the Executive, Paragon irrevocably consents to the Executive’s entering into an attorney-client relationship with that counsel, and Paragon and the Executive agree that a confidential relationship shall exist between the Executive and that counsel.

16. NONCOMPETE. During the term of this Agreement, and for a period of eighteen months following the termination of the Executive’s employment with Paragon for any of the reasons specified in Section 1 of this Agreement, the Executive agrees that he will not directly or indirectly own, manage, operate, join, control, participate, accept employment with, or consult in the management, operation or control of any business which competes with Paragon in any city or county where Paragon has a full service banking office, or in any county which is contiguous thereto, without the prior written consent of Paragon. The running of such eighteen month period shall be tolled during and for any period in which there is a breach thereof and during any period during which there is litigation pending relating to such breach.

17. 409A PROVISIONS. The intent of the parties is that the payments, compensation and benefits under this Agreement comply with or be exempt from Section 409A Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, in this connection, the following will be applicable:

(a) To the maximum extent permitted, this Agreement will be interpreted to be in compliance with or exempt from Section 409A.

(b) Any installment payments that may be due under the Agreement shall be considered separate payments under Section 409A.

(c) A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered payments from a nonqualified deferred compensation plan under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms will mean “separation from service” within the meaning of Section 409A.

(d) Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s separation from service from Paragon: 1) Paragon or Paragon Commercial Bank has stock which is publicly-traded on an established securities market and 2) Executive is a “specified employee” within the meaning of Section 409A, then no payment, compensation, benefit or entitlement payable or provided to the Executive in connection with his separation from service that is determined, in whole or in part, to constitute a payment from a plan of nonqualified deferred compensation within the meaning of Section 409A will be paid or provided to Executive before the earlier of A) Executive’s death or B) the day that is six (6) months after the date of his separation from service from Paragon or Paragon Commercial Bank (the “New Payment Date”). The aggregate of any payments, compensation, benefits and entitlements that otherwise would have been paid to Executive during the period between the date of his separation from service and the New Payment Date will be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments, compensation, benefits and entitlements that remain outstanding as of the day immediately following the New Payment Date will be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Change-in-Control Agreement as of the date first written above.

PARAGON COMMERCIAL CORPORATION

By:	/s/ Robert C. Hatley
Its:	President and CEO

PARAGON COMMERCIAL BANK

By:	/s/ Robert C. Hatley
Its:	President and CEO

EXECUTIVE

By:	/s/ Matthew C. Davis